Exhibit 10.1

Patriot Scientific Corporation Announces Name Change to “Mosaic ImmunoEngineering Inc.”,

Stock Symbol Change and Reverse Stock Split

Novato, Calif, December 1, 2020 – Patriot Scientific Corporation ("Patriot") (OTC PINK: PTSC) announced today that it has changed its name to “Mosaic ImmunoEngineering Inc.”, (the “Company” or “Mosaic”) effective immediately. In addition, the Company will change its stock symbol on the OTC Market to “CPMV” as described below and will effect a reverse stock split at a ratio of 1-for-500 (the “Reverse Stock Split”) anticipated to be effective on or about December 2, 2020 (the “Effective Date”), at which time, the Company’s common stock will trade thereafter on a post-split adjusted basis.  The Company’s corporate website is located at www.mosaicie.com.

“Mosaic’s lead development platform has broad potential for the development of therapeutics and vaccines to address a wide range of diseases including cancer and infectious diseases with a primary focus on immuno-oncology.” stated Steven King, president and chief executive officer of Mosaic. “Data and recent publications have already garnered positive interest from the biotechnology and pharmaceutical community which is an important part of creating value for our stockholders. We believe the name change to Mosaic ImmunoEngineering Inc. and the change in our capital structure are important next steps to making the Company even more attractive to a broader range of investors. We look forward to sharing more information on our development plans in the very near future.”

About the Reverse Stock Split

The Reverse Stock Split will reduce the number of fully diluted shares of the Company’s common stock currently issued and outstanding, including the number of shares issuable upon the conversion of Series A and Series B Convertible Voting Preferred Stock, from approximately 4 billion shares to approximately 8 million shares. Every 500 outstanding shares of common stock, which are outstanding on the anticipated effective date of December 2, 2020, will be combined into and automatically become one (1) outstanding share of common stock of the Company without increasing or decreasing the par value of each share of common stock. No fractional share will be issued in connection with the foregoing combination of the shares pursuant to the Reverse Stock Split. Instead, the Company will issue to the Company’s stockholders holding a fractional share of common stock one (1) additional share of common stock for each fractional share. Each stockholder’s percentage ownership interest in the Company and proportional voting power remains virtually unchanged as a result of the Reverse Stock Split, except for minor changes and adjustments that will result from rounding fractional shares into whole shares.

In connection with the Reverse Stock Split, the number of authorized shares of common stock was reduced from 600,000,000 shares to 100,000,000 shares.

Stockholders who are holding their shares in electronic form at a brokerage firm, bank or other nominee will automatically have their positions adjusted to reflect the Reverse Stock Split.

Stockholders holding paper certificates may (but are not required to) send the certificates to the Company’s transfer agent at the address given below. The transfer agent will issue a new share certificate reflecting the Name Change and terms of the Reverse Stock Split to each requesting stockholder.

Issuer Direct Corporation

1981 Murray Holladay Rd., Suite 100

Salt Lake City, UT 84117

Tel: +1.800.272.9294

Fax: +1.801.277.3147

Please contact Issuer Direct Corporation for further information, related costs and procedures before sending any certificates.

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New Trading Symbol and CUSIP

Our common stock is quoted on the OTC Markets Pink tier under the trading symbol "PTSC."  On the Effective Date of the Reverse Stock Split, our common stock will be quoted on the OTC Markets Pink tier on a post-split adjusted basis under the symbol “PTSCD” for 20 business days, after which time the symbol will change to our new trading symbol, CPMV. The new trading symbol, CPMV, was derived from CowPea Mosaic Virus, which is central to the Company’s core nanotechnology platform.

On the Effective Date of the Reverse Stock Split, the CUSIP number of our common stock will change to 61945M101.

About Mosaic ImmunoEngineering Inc.

Mosaic ImmunoEngineering Inc. is a development-stage biotechnology company focused on bridging immunology and engineering to develop novel immunotherapies to treat and prevent cancer and infectious diseases. Mosaic’s core technology platform is based on Cowpea Mosaic Virus (“CPMV”) which is non-infectious to humans or other animals but upon intra-tumoral administration, elicits a strong innate immune response resulting in potent anti-tumor activity against the primary and distant tumor sites. The broad potential of our lead candidate, MI-O-101, for the treatment of many different types of cancer and potential combination therapies continue to be supported by numerous publications and grant funding through our university collaborators. In addition, the core technology has a potential application as part of a modular vaccine platform which has already generated promising data in both cancer and infectious disease preclinical models, including COVID-19. The vaccine research is currently being performed by one of our co-founders and is funded by the National Science Foundation with viral neutralization testing being performed by the National Institute of Allergy and Infectious Diseases (NIAID). For additional information about Mosaic, please visit MosaicIE.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. For example, we are using forward-looking statements when we discuss Mosaic’s future operations and its ability to successfully advance the product candidates; the nature, strategy and focus of Mosaic’s business; and the development and commercial potential and potential benefits of any of Mosaic’s product candidates. Mosaic may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Because such statements deal with future events and are based on Mosaic’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of these forward-looking statements could differ materially from those described in or implied by the statements in this press release, including: the uncertainties associated with raising sufficient capital and the requirement for significant additional capital to advance these product candidates, which may not be available on favorable terms or at all; advancing Mosaic's multiple products into clinical trials, the clinical development and regulatory approval of Mosaic's product candidates, including potential delays in the commencement, enrollment and completion of clinical trials; the potential that earlier preclinical studies of Mosaic's product candidates may not be predictive of future results; risks related to business interruptions, including but not limited to, the outbreak of COVID-19 coronavirus, which could seriously harm Mosaic’s financial condition and increase its costs and expenses. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risks discussed in Mosaic's filings with the Securities and Exchange Commission. Except as otherwise required by law, Mosaic disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether, as a result of new information, future events or circumstances or otherwise.

Contact:
Jay Carlson, Investor Relations

Mosaic ImmunoEngineering Inc.

info@mosaicie.com

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